Exhibit 4.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DATED	31 March 2021

(1)SELLER

- and -

(2)BUYER

- and in the presence of -

(3)COMPANY

SHARE PURCHASE AGREEMENT

relating to Shares in the

COMPANY

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on 31 March 2021

BETWEEN:

(1)

ReneSola Ltd, a private limited liability company incorporated under the laws of the British Virgin Islands with registered office at Craigmuir Chambers Road Town, Tortola, British Virgin Islands and registered with the Registry of Corporate Affairs under number 1016246, as seller (“Seller”);

(2)

Eiffel Essentiel S.L.P., a French limited partnership (société de libre partenariat) incorporated under the laws of France with registered office at 9, rue Newton, 75116 Paris, France and registered with the Registry of the Commercial Court of Paris under number 878 629 039, as buyer (the “Buyer”), each a “Party” and together, the “Parties”.

IN THE PRESENCE OF:

(1)

European Solar Energy Development JV a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg with registered office at 16A Avenue de la Liberté, 1930 Luxembourg and registered with the Luxembourg Business Register under number B251968, as company (the “Company”).

BACKGROUND:

A.	The Company has an issued share capital of EUR [***] divided into [***] shares, having a nominal value of [***]each.

B.	On the date of this Agreement, the Seller owns [***] shares in the Company.

C.	The Seller wishes to sell to the Buyer [***] shares of the Company representing [***] of the share capital of the Company which Seller holds and the Buyer wishes to purchase from the Seller.

D.	The Seller and the Buyer have negotiated the terms of their agreement regarding the sale of the Shares by the Seller to the Buyer.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Accounts” means the unaudited financial statements of the Targets and of the Company as at, and for the financial year ended on, the Accounts Date, including the balance sheet, the profit and loss account and the notes thereto;

“Accounts Date” means 31 December 2020;

“Affiliate” means in relation to any Party, any Subsidiary or Parent Company of that Party and any Subsidiary of any such Parent Company, in each case from time to time;

“Applicable Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any federal, department, province, state, county, municipal, foreign, international or regional (including the EU) or other governmental authority, agency, board, body or instrumentality and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction of any jurisdiction to which this Agreement is subject, including all rules and regulations of any governmental authority of Luxembourg or, to the extent applicable, the EU;

“Asset” shall have the meaning ascribed to it in Schedule 2;

“Assignor” shall have the meaning ascribed to it in clause 10.3;

“Bond Subscription Agreement” has the meaning ascribed to such term in Shareholders’ Agreement.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in France and Luxembourg for the transaction of normal banking business;

“Buyer’s Funding” means the funding in an amount of up to [***], increased for interest rate up to [***] and/or any other amounts, to be injected by the Buyer in return for preferred shares or convertible bonds pursuant to the Bond Subscription Agreement or similar instruments in the Company within [***] months as of the date of Agreement according to a schedule agreed between the Parties and depending on the reach of predefined payment milestones as provided in schedule 6;

“Buyer’s Group” means the Buyer and its Affiliates from time to time and all of them and each of them as the context admits;

“Buyer SHL Acquisition” means the either (i) assumption of Existing Shareholder Loan Agreement in the amount up to [***] executed on or around Completion by the Buyer or (ii) the redemption of Existing Shareholder Loan Agreement by subscription of preferred shares or convertible bonds by the Buyer ;

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 5 hereof;

“Completion Date” means the date when the Completion takes place;

“Completion Payment” means an amount equal to the [***];

“Confidential Information” has the meaning ascribed to such term in clause 9;

“Consideration” has the meaning given to it in clause 3 hereof;

“Data Room” means the documents made available to the Buyer and/or its representatives via the contents of the virtual data room in connection with the Company, Targets and the Projects, as is listed in the Data Room Index;

“Data Room Index” means the index of the Data Room attached to this Agreement as schedule 5;

“Debt” means all and any amounts, including all outstanding principal, all accrued but unpaid interest and any other sums due or owed by the Company pursuant to the terms of the Existing Shareholder Loan Agreement immediately prior to Completion;

“Disclosed” means fairly disclosed in the Data Room; for the purpose of this Agreement, information is “fairly disclosed” if it refers to particular Disclosed document and has been disclosed in such a manner to enable a reasonably prudent professional buyer of the Shares to understand the scope and significance of the information disclosed, and that such information, accurate and complete, may constitute an exception or a qualification to a Seller’s Warranty; and “Disclosure” shall be construed accordingly;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, guarantee, restriction, right to acquire (including any option or right of pre-emption), third party right or interest, equity, claim, assignment by way of security or otherwise, other encumbrance or security interest or adverse right or interest or third party rights of any kind, any right to restrict dealings (including any trust or reservation of title) and any derivative interest of any kind or any other type of arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect or any agreement or arrangement to create any of the foregoing and “Encumbrances” shall be construed accordingly;

“Existing Shareholder Loan Agreement” means the intercompany shareholder loan agreements executed by the Seller or its Affiliates with the Company, as amended and supplemented from time to time;

“GAAP” means the generally accepted accounting principles in accordance with the laws and regulations in force in the Grand Duchy of Luxembourg, Poland, Spain or United Kingdom (including IFRS);

“Governmental Entity” means any national, supra-national, state, municipal, local government, industry or trade body exercising any regulatory, taxing, importing or other governmental (or quasi-governmental) power or authority, including securities exchanges and competition authorities;

“Group” means the Buyer’s Group or the Seller’s Group, as the case may be;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent (whether as principal, interest, fees, expenses, gross up obligation, under indemnity or otherwise) in respect of or in connection with (a) money borrowed or raised, (b) any bond, note, loan stock, debenture or similar instrument, (c) acceptance or documentary credit facilities, (d) foreign exchange options, (e) rental and periodic payments, under leases and hire purchase agreements and instalments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned, (f) payments in the nature of finance charges or repurchase amounts and debt indemnity under factoring and invoice discounting arrangements, (g) guarantees, indemnities, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts and or in respect of the Indebtedness of any other person, (h) amounts payable in respect of any redemptions or other returns of capital or other entitlements on shares or securities or partnership interests of the Company and any associated liability in respect of Tax, (i) liabilities in respect of financial grants received and (j) any accrued interest, success fees, prepayment premiums, break fees, make- whole premiums or penalties and fees or expenses (including legal fees) associated with the prepayment or redemption of any Indebtedness including any such prepayment or redemption to be made as contemplated by this Agreement;

“Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy (faillite), liquidation, dissolution, suspension of payment (sursis de paiement) administration, receivership, arrangement or scheme with creditors, fraudulent conveyance, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, including controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), winding-up or striking-off, or any distress, execution or other process levied; or any event analogous to any such events in any jurisdiction affecting the rights of creditors;

“Insurance Policies” means the operation and maintenance insurance policies in respect of which the Targets have and/or the Targets will have an interest at the Ready-to-Build phase; and “Insurance Policy” means any of them as the context so admits;

“Long Stop Date” means 30 June 2021;

“Luxembourg Company Law” means the Luxembourg law on commercial companies dated August 10, 1915 as amended and restated;

“Material Contract” have the meaning as ascribed to such term in clause 8.1 of schedule 2;

“Occupational Agreements” means any lease, licence or concession agreement executed by the Seller, Targets and to which the Projects are subject to, copies of which are provided to the Buyer;

“Ordinary Shares” means [***] issued shares, class A shares, held by the Seller representing 100% (one hundred percent) comprising of the entire issued share capital of the Company and all voting rights in the Company, each having a nominal value of EUR 100 (one hundred euros), all subscribed and fully paid-up, as set out in schedule 1;

“Parent Company” means any person which holds a majority of the voting rights in another person, or which is a member of another entity and has the right to appoint or remove a majority of its board of directors or managers, or which is a member of another person and controls a majority of the voting rights in it under an agreement with the other members, in each case whether directly or indirectly through one or more persons;

“Permit” means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation and a filing of a notification report or assessment necessary in any jurisdiction for the proper and efficient operation of the Company’s business or Targets’ business, their respective ownership, possession, occupation or use of an asset or the execution and performance of this Agreement;

“Prescribed Rate” means the rate of ten per cent;

“Projects” mean the photo voltaic projects including all of the land and buildings and assets owned, occupied or otherwise used entirely by the Company and/or Targets as well as all authorisations and Permits, contracts with grid operators, rights to benefit from a tariff and similar, located in the United Kingdom, Spain, France or Poland, as more particularly described in Schedule 3 as well as any other project that will be developed from time to time according to the mutual agreement of the Parties, and “Project” means any of them as the context so admits;

“RCS” means the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés);

“Ready-to-Build” means a status of a Project whereby all development steps, including in particular execution of relevant agreements and obtaining of administrative decisions/consents, necessary for construction works to begin have been achieved, depending on a project’s country location, i.e.:

(a)

with respect to Projects located in Poland: all necessary agreements and administrative decisions/consents securing legal title to land and grid space, confirming a project’s compliance with environmental and local planning/zoning requirements have been obtained, as well as a building permit has been issued;

(b)

with respect to Projects located in Spain: all necessary agreements and administrative decisions/consents securing legal title to land and grid space, confirming a project’s compliance with environmental and local planning/zoning requirements have been obtained, as well as an Administrative Authorization of Construction (AAC) has been issued;

(c)

with respect to Projects located in France: all necessary agreements and administrative decisions/consents securing legal title to land and grid space, confirming a project’s compliance with environmental and local planning/zoning requirements have been obtained;

(d)

with respect to Projects located in UK: all necessary agreements and administrative decisions/consents securing legal title to land and grid space, confirming a project’s compliance with environmental and local planning/zoning requirements have been obtained;

“Relief” means, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax), or any credit or other amount payable or paid by a Tax Authority;

“Reorganisation and Winding-up” means any amalgamation, merger, de-merger, consolidation or any other type of corporate reconstruction or restructuring, or any similar Luxembourg or foreign proceedings affecting the rights of creditors generally;

“Seller’s Group” means the Seller and its Affiliates from time to time (including the Company);

“Shareholders’ Agreement” means the shareholders’ agreement to be signed between (1) the Seller; and (2) the Company; and (3) the Buyer on 31 March 2021;

“Shares” means [***] of Ordinary Shares comprising the [***] of the entire issued share capital of the Company (each being a “Share”);

“Subsidiary” means any person in relation to which another person is its Parent Company;

“Targets” mean the companies listed in point 1.5 of the schedule 2 incorporated in France, Poland, Spain and UK, as well as any other company which may be designated as such according to the mutual agreement between the Parties, from time to time; and “Target” means any of them as the context so admits;

“Tax” or “Taxation” means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, including corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, rates and water rates, land fill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy, climate change levy, net wealth tax, the clawback or other recovery of any credit or other amount previously paid by a Tax Authority and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation, including any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with any fine, penalty, surcharge or interest connected to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such tax, duty, impost, withholding, levy, charge, fine, penalty, surcharge and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

“Tax Warranties” means the warranties set out in paragraph 12 of schedule 2;

“Tax Warranty Claim” means a claim by the Buyer for a breach of any of the Tax Warranties;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax;

“Tenant” means any tenant or licensee under the Occupational Agreements;

“Transaction” means the transaction contemplated by this Agreement and the other Transaction Documents;

“Transaction Documents” means this Agreement and all other documents to be entered into in the agreed form in connection with this Agreement, including but not limited to Shareholders’ Agreement, Existing Shareholder Loan Agreement, Buyer’s Funding;

“VAT” means value added tax;

“Warranties” means the warranties given by the Seller as set out in clause 6.1 and schedule 2, and the warranties given by the Seller in schedule 2 extending to the Targets as the context so admits;

“Warranty Claim” means a claim by the Buyer for breach of any of the Warranties.

1.2	In this Agreement:

(a)	the contents page and clause headings are for convenience only and do not affect its construction;

(b)	words denoting the singular include the plural and the other way round;

(c)	words denoting one gender include each gender and all genders;

(d)	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(e)	unless the context otherwise requires, all references to “days” in this Agreement shall be to calendar days.

1.3	In this Agreement unless otherwise specified, reference to:

(a)

a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each Party (or otherwise clearly identified in writing (including by email) in a manner agreed between the Seller and the Buyer);

(b)	“includes” and “including” shall mean including without limitation;

(c)

a “person” includes any legal or natural person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(d)

a document, instrument or agreement (including this Agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time and as it may be adhered to by other parties from time to time;

(e)

when using the words “shall cause”, “undertake” or “shall procure that” (or any similar expression or any derivation thereof), the parties intend to refer to the Luxembourg law concept of “porte fort”;

(f)	a recital, clause or Schedule is a reference to a recital to, a clause of, or a Schedule to this Agreement and a reference to this Agreement includes its recitals and schedules;

(g)	a paragraph is a reference to a paragraph of a Schedule in which the reference appears;

(h)	headings are used for convenience only and shall not affect its construction or interpretation;

(i)

references to Schedules, clauses and annexes are to schedules, clauses and annexes to this Agreement and, unless otherwise specified, references to paragraphs are to paragraphs of the clause or Schedule in which such reference appears;

(j)	“writing” means typed text or legible manuscript text;

(k)

a provision of any statute or other legislation, whether of Luxembourg or elsewhere, is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this Agreement) and shall include reference to any provision of which it is a re-enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any party to any other person under this Agreement;

(l)	a Party includes any successors in title;

(m)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(n)

a legal or regulatory provision or standard is to be construed as a reference to that legal or regulatory provision or standard as the same may have been amended or re-enacted before the date of this Agreement;

(o)

a reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(p)	“EUR” means Euro, the lawful currency of the European Union;

(q)	references to a statutory or regulatory body shall include its successors and any substituted body;

(r)	writing shall include any method of reproducing words in a legible and permanent form; and

(s)	the time of day is reference to time in Luxembourg.

1.4	The Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules.

2.	SALE AND PURCHASE

2.1

Upon the terms of this Agreement, with effect from Completion the Seller shall sell the legal and beneficial title to the Shares and the Buyer shall purchase the legal and beneficial title to the Shares with full title free from any Encumbrance, together with all accrued rights and benefits attached thereto, including any voting rights, rights to dividends or other distributions (such as distributions out of the Company’s capital contribution account (account 115 of the Luxembourg Chart of Accounts) and the Company’s share premium account (account 111 of the Luxembourg Chart of Accounts)) pertaining to the Shares which exist on the Completion Date.

2.2

The Seller waives or agrees to procure the waiver of any rights or restrictions (including any pre-emption rights or similar rights) conferred upon it in relation to the Shares and their transfer under the articles of association of the Company, any shareholders’ agreement or otherwise.

2.3

For the purpose of the and in accordance with article 710-12 of the Luxembourg Company Law, and upon the terms of this Agreement and subject to the Buyer having fulfilled its obligations pursuant to clause 5 of this Agreement, the Seller, in its capacity as shareholder of the Company, hereby approves the transfer of the Shares from the Seller to the Buyer on Completion.

2.4

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the Seller completes the sale of all the Shares simultaneously, but completion of the purchase of some Shares shall not affect the rights of the Buyer with respect to its rights to the other Shares.

2.5	The consideration for the sale of the Shares shall be the Consideration which shall be satisfied in accordance with clause 3.

3.	CONSIDERATION

3.1

The consideration for the sale and purchase of the Shares shall be the payment by the Buyer to the Seller of the Completion Payment, being a sum equal to [***] and shall be paid by the Buyer to the Seller, as premium for the shares on Completion of the Transaction.

3.2	In addition, the Buyer shall, subject to and on Completion execute the Buyer SHL Acquisition.

4.	PERIOD TO COMPLETION

4.1

The Seller agrees to co-operate with and provide all reasonably necessary information and assistance as is reasonably required by the Buyer in connection with the Transaction and that is reasonably requested in connection with the acquisition of the Shares and the development of the Projects.

4.2	The Seller shall enable the Buyer to conduct a due diligence of Company, the Projects and the Targets including all of their respective assets.

4.3

The Seller shall deliver to the Buyer all documents related to the Projects requested by the Buyer, including but not limited to the consents of the co-developers for the Buyer to involve in development of the Projects.

4.4

In the interim period form signing of this Agreement to Completion, the Seller and the Company shall procure that each of the Targets and the Company carries its business in the ordinary and usual course and that each of Targets and the Company shall not do, or agree to do, any of the following unless the Buyer has given its prior written consent:

(a)	Constitutional, share capital and administrative issues

(i)Pass any resolution of its shareholders (other than for routine administration purposes or as reasonably required to implement this Agreement);

(ii)Allot, issue or grant any option or right to subscribe for any shares or other securities convertible into shares;

(iii)Capitalise any reserves;

(iv)Redeem any shares, purchase its own shares or reduce its share capital;

(v)Declare, pay or make any dividend or other distribution;

(vi)Change its accounting reference date;

(b)	Assets

Other than pursuant to an existing contractual obligation at the date of this share purchase agreement, acquire or dispose of:

(i)any shares or any other interest in any company or business; or

(ii)any material fixed asset, any other material assets (other than current assets in the ordinary course of business).

4.5	Seller shall deliver the final documentation related to Existing Shareholder Loan Agreement to Buyer.

5.	COMPLETION

5.1	Completion is conditional upon the satisfaction (or waiver by the Buyer) of the conditions set out in clauses 4 and 5 of this Agreement and in schedule 4 on or prior to the Long Stop Date.

5.2

Completion shall take place within 10 days after both Parties come to a conclusion that all conditions referred to in clauses 4 and 5 of this Agreement and in schedule 4 are satisfied or waived as the case may be, or at such other place date and/or time as the Seller and the Buyer may agree in writing.

5.3	On Completion the Seller shall deliver to or, if the Buyer so agrees, make available to the Buyer:

(a)

the original of the up-to-date shareholders register (registre des associés) of the Company, duly and validly reflecting the transfer of the Shares from the Seller to the Buyer as of the Completion Date;

(b)	the written letter on appointment of new directors representative of the Buyer (as elected by the Buyer), while the number of the Eiffel managers and Renesola managers will be equal;

(c)

the originals or copy true to original of the corporate books of and documents relating to the Company (including, but not limited to, the Company’s shareholders register (registre des associés) and articles of association of the Company);

(d)

a copy of a resolution of the board of managers of the Seller duly and validly authorising the entry into this Agreement and the other Transaction Documents to which they are a party in the agreed form;

(e)	a copy of a resolution of the board of managers of Company duly and validly authorising the entry into this Agreement and the other Transaction Documents to which they are a party in the agreed form;

(f)	an electronic excerpt pertaining to the Company delivered by the RCS, dated on or around the Completion Date;

(g)	an electronic certificate of absence of a judicial decision from the RCS (certificat de non inscription d’une décision judiciaire) pertaining to the Company, dated on or around the Completion Date, with respect to the situation of the Company as at one Business Day prior to the Completion Date;

(h)	a duly executed documentation of the Buyer SHL Acquisition by the Seller and the Company;

(i)	the resolution on change of the articles of association of the Company duly executed by the Seller;

(j)	the Share Purchase Agreement duly notarised by the Seller and the Company;

(k)	all the corporate files, Tax, financial and accounting books and records of the Company (to the extent in the possession or under the control of the Seller);

5.4	At or prior to Completion the Seller shall procure:

(a)	the passing of board resolutions of the Company in the agreed form:

(i)acknowledging and approving the transfer of the Shares from the Seller to the Buyer as contemplated by this Agreement;

(ii)acknowledging that the transfer of the Shares from the Seller to the Buyer as contemplated by this Agreement has been or will be approved by the Seller in accordance with, and for the purposes of, article 710-12 of the Luxembourg Company Law;

(iii)upon confirmation that the Completion Payment has been paid, authorising any manager of the Company to record the transfer of the Shares from the Seller to the Buyer as contemplated by this Agreement in the shareholders register (registre des associés) of the Company, and to sign the shareholders register (registre des associés) of the Company to that effect;

(iv)authorising the current and future managers of the Company to undertake the necessary steps to inform the relevant Taxation Authority of the transfer of the Shares following Completion; and

(b)	the passing of shareholder resolutions of the Company in the agreed form:

(i)approving the transfer of the Shares from the Seller to the Buyer as contemplated by this Agreement and approving the Buyer as new shareholder of the Company in accordance with, and for the purposes of, article 710-12 of the Luxembourg Company Law, and with effect as of the Completion Date;

(ii)appointing Pierre-Antoine Machelon as class A manager of the Company and Philippe Richelle as class B manager of the Company with effect as of Completion; and

(iii)appointing Christophe Duplay as class B manager of the Company with effect as of Completion.

5.5	The Seller shall procure that at Completion all sums (if any) owing to the Company by the Seller’s Group are repaid, whether or not such sums are due for repayment.

5.6	On or prior to Completion the Buyer shall:

(a)	pay or procure that the Completion Payment is paid to the Seller by bank transfer and receipt of each sum shall be good discharge to the Buyer;

(b)	deliver to the Seller a duly executed documentation of the Buyer SHL Acquisition by the Buyer;

(c)	deliver to the Seller resolution on change of the articles of association of the Company duly executed ;

(d)	deliver to the Seller the Share Purchase Agreement duly notarised by the Buyer;

(e)	appointing Pierre-Antoine Machelon as class A manager of the Company and Philippe Richelle as class B manager of the Company with effect as of Completion; and

(f)	appointing Christophe Duplay as class B manager of the Company with effect as of Completion

(g)	deliver to the Seller a copy of a resolution of the board of managers of the Buyer authorising the entry into the Transaction Documents in the agreed form.

5.7	If, in any respect, the obligations of the Seller (or the Buyer) are not complied with on Long Stop Date, the Seller or the Buyer (as appropriate), as the party which is not in default, may:

(a)

defer Long Stop Date to a date not more than 8 days after the Long Stop Date which should have taken place but for the said default (and so that the provisions of this clause 5, apart from this clause 5.7(a), shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder, including its right to require compliance with any obligation which has not been complied with); or

(c)

terminate this Agreement without prejudice to the rights and liabilities which accrued prior to termination and which shall continue to subsist including those under this clause 5.7(c) and clauses 10, 11 and 17 (inclusive), by means of a notice in writing served on the other Party.

5.8

In the event that Completion does not occur as a result of the failure of the Parties to satisfy the respective conditions referred to in clauses 4 and 5 by the Long Stop Date, the Parties shall jointly agree on the solution. Should the Parties fail to reach an agreement within 30 days as of the Long Stop Date, the Agreement shall be automatically terminated. In such case each Party shall bear its own costs and expenses related to the Transaction and this Agreement.

5.9	The Parties shall, as soon as reasonably practicable following Completion or within 10 Business Days after the Completion:

(a)

complete the necessary filings with the Registre de Commerce et des Sociétés du Luxembourg and publication formalities in the Luxembourg official gazette, Recueil Electronique des Sociétés et Associations (RESA) in respect of the transfer of the Shares and the appointment of the managers of the Company according to clause 5.4(b)(ii), 5.4(b)(iii), 5.6(f) and 5.6(g): and

(b)	file an update with the Registre des Bénéficiaires Effectifs du Luxembourg pertaining to the Company.

5.10

By executing this Agreement, the Company is hereby notified of the sale of the Shares for the purpose of article 710-12 of the Luxembourg Company Law and hereby accepts and acknowledges, in accordance with article 1690 of the Luxembourg civil code and article 710- 13 of the Luxembourg Company Law with effect as of Completion, the transfer of the Shares in the Company from the Seller to the Buyer; any notification requirements with respect thereto are hereby deemed to be satisfied.

6.	WARRANTIES

6.1	The Seller warrants to the Buyer as of the date of this Agreement that:

(a)

it is the sole legal and beneficial direct owner of the Shares and Ordinary Shares and indirect owner of the shares in the Targets with the ownership ratio as set out in point 1.5 of the schedule 2, that those shares are fully paid and there is no Encumbrance in relation to any of those shares;

(b)

it has full power to enter into and perform and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement (including, but not limited to, the transfer of the full legal and beneficial ownership of its Shares to the Buyer in accordance with this Agreement) and each document to be executed by it at or before Completion;

(c)

its entry into the Transaction Documents and performance of the Transaction does not and will not: (i) result in a breach of its constitutional documents, (ii) result in a breach, violation or acceleration of, or a default under, any other Agreement or instrument to which it is a party or by which it is bound, or (iii) result in a breach of any Applicable Laws, of any judgment by any court, of any decision of a governmental authority or any arbitration award by which it is bound;

(d)	it is duly incorporated and validly existing and duly registered under the laws of the British Virgin Islands and has been in continuous existence since incorporation;

(e)	it is solvent and able to pay (and has not stopped or suspended paying) its debts as and when they fall due;

(f)

it is not the subject of any amalgamation, merger, de-merger, consolidation or any other type of corporate reconstruction or restructuring or any Insolvency Proceedings or Reorganisation and Winding-up and has not had any Insolvency Proceedings or Reorganisation and Winding-up commenced in relation to any of its assets, chattels, property or undertaking;

(g)	no steps have been taken to enforce any security over its assets and no event has occurred to give the right to enforce such security; and

(h)

it has duly executed this agreement and the other Transaction Documents to which it is a party and its obligations in this Agreement and the other Transaction Documents to which it is a party and the completion of the Transaction are legal, valid, binding and enforceable in accordance with their terms.

6.2	The Buyer warrants to the Seller, as at the date of this Agreement that:

(a)	it is duly incorporated and validly existing and duly registered under the laws of France and has been in continuous existence since incorporation;

(b)

it has full power to enter into and perform and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement and each document to be executed by it at or before Completion;

(c)

its entry into, and performance of, the Transaction and the Transaction Documents does not and will not: (i) result in a breach of its constitutional documents, (ii) result in a breach, violation or acceleration of, or a default under, any other agreement or instrument to which it is a party or by which it is bound, or (iii) result in a breach of any Applicable Law, of any judgment by any court, of any decision of a governmental authority or any arbitration award by which it is bound;

(d)

it is not the subject of any amalgamation, merger, de-merger, consolidation or any other type of corporate reconstruction or restructuring or any Insolvency Proceedings or Reorganisation and Winding-up and has not had any Insolvency Proceedings or Reorganisation and Winding-up commenced in relation to any of its assets, chattels, property or undertaking; and

(e)

it has duly executed this Agreement and its obligations in this Agreement and the other Transaction Documents to which it is a party and the completion of the Transaction are legal, valid, binding and enforceable in accordance with their terms.

6.3	Subject to the provisions of this clause 6, the Seller makes further warranties to the Buyer as set out in the terms of the Warranties in the schedule 2.

6.4

Each of the Warranties is given independently from and shall not be limited by reference to any of the others nor anything else contained in the Transaction Documents, save as expressly provided otherwise.

6.5	The Buyer warrants that at the date of this Agreement it does not have any knowledge, information or belief which it is aware would or may give rise to a claim under the Warranties.

6.6

Any payment due in respect of any Warranty Claim made by the Buyer under this Agreement shall for all purposes (so far as permitted by Applicable Laws) be deemed to be and shall take effect as a reduction in the Completion Payment.

6.7

The Warranties and any rights under the Warranties shall continue in full force and effect after and notwithstanding Completion and shall not in any respect be extinguished or affected by Completion, and Completion shall not in any way constitute a waiver of the rights of the Buyer in respect of any of the Warranties.

6.8

The Seller is liable for any breaches of the Warranties under the terms of this Agreement up to the maximum aggregate liability limited to 100% of the amount of Completion Payment. The Buyer shall not be entitled to recover from the Seller more than once in respect of the same event or circumstance resulting in a claim.

6.9

The Parties undertake to procure that the they take all measures as may be reasonably expected in the circumstances, and that all reasonable assistance is given, to avoid or mitigate any damage resulting from a breach of Warranties.

7.	CLAIMS HANDLING

7.1

The Buyer shall, as soon as reasonably practicable, notify the Seller of any matter that it (or the Buyer’s Group) becomes aware of that has given or is reasonably likely to give rise to a claim (“Claim Notice”) and keep the Seller fully informed of all material developments relating to it as soon as reasonably practicable. The Claim Notice must contain reasonable details of such claim or the matter or circumstance that will or may reasonably likely give rise to a claim, including (if reasonably practicable) the Buyer’s estimate of the amount of the claim, an indication as to whether any insurance cover or third party recourse may be available to the Company in relation to the matter or circumstance giving rise to the claim as well as any other information then reasonably available to enable the Seller to assess the merits of the claim.

7.2

If the Buyer fails to notify the Seller (which notice does not need to contain all details set out under clause 7.1) within 40 Business Days after it, or the relevant member of the Buyer’s Group, becomes aware of a claim or any matter or circumstance that will or may reasonably likely give rise to a claim, it shall not relieve the Seller of any liability it may have to the Buyer in relation to the claim, unless and then only to the extent that, such failure to notify results in the Seller’s liability to the Buyer being increased.

7.3	Upon receiving notification of a claim or any matter or circumstance potentially giving rise to a claim notified pursuant to clause 7.1, the Buyer shall:

(a)	procure that the Seller and its representatives are provided with access to books, records and to such personnel of the Buyer’s Group as the Seller may reasonably request to investigate the claim; and

(b)	disclose to the Seller or its representative all information and documents relevant to the claim; and

(c)	take such steps as the Seller may reasonably request to investigate the clam.

7.4

If any claim or any matter or circumstance potentially giving rise to a claim notified pursuant to clause 7.1 relates to a claim by a third party in or out of court against the Buyer or the Company (“Third Party Claim”), the Seller may by a written notice (which notice shall contain admission to liability for the Third Party Claim) to be served to the Buyer within 40 Business Days after the receipt of the Claim Notice, at its own expense take over the defence of the Third Party Claim.

7.5	If the Seller takes over the defence, the Buyer shall, and shall procure that the Buyer’s Group shall:

(a)

leave the conduct of the Third Party Claim entirely to the Seller, provided that the Seller shall (i) keep the Buyer fully and promptly informed, (ii) consult with the Buyer on the strategy and direction of its defence on a regular basis, (iii) take such actions as the Buyer may reasonably request to assess, defend, mitigate or settle such Third Party Claim and (iv) not admit liability in relation to or settle any Third Party Claim without the prior written consent of the Buyer (such consent not be unreasonably withheld or delayed) if the settlement imposes any obligation upon the Buyer or any member of the Buyer’s Group; and

(b)	give the Seller all reasonable assistance necessary to conduct the Third Party Claim on its behalf, or on behalf of the relevant member of the Buyer’s Group, including by granting powers of attorney.

7.6

Unless and until the Seller has issued a notice pursuant to clause 7.4, the Buyer shall have the right to settle, at its own expense and with its own professional advisers, any Third Party Claim, provided that the Buyer shall, and shall procure that the Buyer’s Group shall:

(a)	take such actions as the Seller may reasonably request to assess, defend, mitigate or settle any Third Party Claim; and

(b)	not admit liability in relation to or settle any Third Party Claim without the prior written consent of the Seller (such consent not be unreasonably withheld or delayed).

7.7

Nothing in clauses 7.5 or 7.6 shall require the Buyer’s Group to do anything which is likely to have a material adverse effect on the business of, or be materially onerous or prejudicial to, the Company taken as a whole.

8.	INSURANCE

8.1

The Seller shall maintain or procure the maintenance of all Insurance Policies effected by the Seller or Seller’s Group and shall not take any action which would cause the termination, cancellation, avoidance or amendment of any insurance cover, or render any Insurance Policy void, voidable or unenforceable.

8.2

The Seller shall procure in the event of any insurance claim pursuant to any Insurance Policy being able to be made by the Company and/or the Targets that such claim shall be made in the name of the Company and/or Targets and diligently pursued. To the extent that this is not done in the name of the Company and/or Targets or any monies are provided to the Seller or any member of the Seller’s Group the Seller shall procure that such monies are paid to the Targets within five Business Days and after Ready-to-Build phase shall assign any such rights to the Company.

9.	CONFIDENTIAL INFORMATION

“Confidential Information” means any and all information of a whatever nature disclosed by whatever means (including oral or written manner) by one Party by one party (the “Disclosing Party”) to any other Party (the “Receiving Party”) and includes such information that is not at the relevant time known to the public and is treated as confidential and proprietary by the disclosing party, including all information relating to:

(a)	the Company’s and Targets’ business, financial or other affairs (including future plans and targets of the Company and Targets);

(b)	the Seller’s or the Buyer’s or any member of the Seller’s Group’s or the Buyer’s Group’s (as applicable) financial or other affairs which are not publicly known; and/or

(c)	the Projects.

9.2

Each Party undertakes to keep the Confidential Information strictly confidential and not disclose it to any person, other than as permitted under this clause, nor make any announcement in connection with the existence or the subject matter of this Agreement without the express prior written consent of the other parties.

9.3	Clause 9 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)	mandatorily required by any law or by regulation;

(b)	mandatorily required by the rules of any securities exchange on which securities of the Receiving Party or its Affiliates are listed;

(c)	mandatorily required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(d)	that such information is in the public domain other than through breach of this clause;

provided that in the case of clauses 9.3(a), 9.3(b) and 9.3(c), the Receiving Party will, to the extent reasonably practicable and permitted by such law or body, promptly notify the Disclosing Party or the Company (as appropriate) and cooperate with the Disclosing Party or the Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may reasonably wish to take to challenge the validity of such requirement.

9.4

The Receiving Party may disclose Confidential Information to its Affiliates and to its, and its Affiliates’ employees, advisers and lenders on a need to know basis provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement, ensure that such recipient is bound by a similar or confidentiality obligation and provided that it uses all reasonable endeavours to ensure that such recipient complies with those obligations as if it was a party to this Agreement.

9.5

A Party may disclose Confidential Information relating to the Company and any Affiliate of it (but not relating to the other Parties) to a potential purchaser to whom it may sell its Shares in the Company in accordance with this Agreement and the Articles, provided that before any Confidential Information is disclosed, the potential purchaser shall have entered into appropriate confidentiality undertakings in a form reasonably satisfactory to the Company.

9.6	This clause shall continue to bind the Parties notwithstanding termination or expiry of this Agreement or transfer of their Shares.

10.	ANNOUNCEMENTS

10.1

No Party shall disclose the making of this Agreement or its terms or the existence or the terms of any other agreement referred to in this Agreement and each Party shall procure that each of member of its Group and its professional advisers shall not make any such disclosure without the prior consent of the other Party unless disclosure is:

(a)	to its professional advisers;

(b)	pre-agreed and confirmed with the other Party, including the respective wording;

(c)	to any insurance broker or underwriter providing insurance to the Buyer or its Affiliates in connection with the Transaction or the Projects;

(d)

required by Applicable Laws or the rules or standards of any authority or the rules and requirements of any regulatory body to which the disclosing party is subject and disclosure shall then only be made by that Party:

(i)after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Party before making such announcement and provided that any such announcement shall be made only after notice to the other Party; and

(ii)to the person or persons and in the manner required by Applicable Laws or authority or such regulatory body or as otherwise agreed between the Parties.

10.2	The restrictions contained in clause 10.1 do not apply to:

(a)	communications with investors or potential investors in any funds managed or advised by the Seller or any Affiliates of the Seller;

(b)	communications with investors or potential investors in any funds managed or advised by the Buyer or any Affiliates of the Buyer.

10.3	The restrictions contained in clause 10.1 shall apply without limit of time and whether or not this Agreement is terminated.

11.	ASSIGNMENT AND SUCCESSORS

11.1	This Agreement is binding on and will endure for the benefit of the Parties’ successors in title.

11.2

Save as provided in clause 11.3 and 11.4, no party may assign, transfer, charge, make the subject of a trust or deal in any other manner with this Agreement or with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this Agreement without the prior written consent of the other Party.

11.3

Each Party may assign, charge or deal with all or any part of its rights and benefits (but not obligations) under it without consent to any member of its Group provided that such Party (“Assignor”) shall procure that any such assignee shall re-assign such rights and benefits to the Assignor in the event of and prior to such assignee ceasing to be a member of the Assignor’s Group.

11.4

The Seller may assign, charge, pledge or grant any other security interest in respect of this Agreement or any of its rights and benefits under this Agreement to the Buyer such as lending money to the Company or its Affiliate(s) or making other facilities available to the Targets.

11.5

The Seller will, promptly on request of the Buyer, execute any acknowledgment of notice of any assignment, charge, pledge or other security interest granted by the Buyer in accordance with the terms of this Agreement.

12.	COSTS

12.1

Unless expressly otherwise provided in this Agreement each of the Parties shall bear its own legal and other professional fees relating to the negotiation, while the Company shall bear the costs of legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

13.	PAYMENTS

13.1

Unless otherwise provided under this Agreement, all amounts due under this Agreement between the Buyer and the Seller must be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of Tax required by Applicable Laws).

13.2

If any deduction or withholding is required by law from any payment due to the Seller, other than in respect of a payment of interest pursuant to clause 13.4 below, the Buyer shall not pay to the Seller such amount to ensure that the net receipt, after Tax, is the same as it would have been had there been no deduction or withholding.

13.3

If any amount, other than in respect of a payment of interest pursuant to clause 13.4 below, paid to the Seller pursuant to this Agreement is or will be chargeable to Tax in the hands of the Seller (or would be but for any Relief), the Buyer shall not be obliged to pay such increased amount to, after payment of the Tax (or deduction of the Tax that would have been payable absent the Relief), leave the Seller with the same amount that would otherwise have been payable if Tax had not been so chargeable.

13.4

If any payment to be made under this Agreement is not paid on the due date, it will carry interest calculated on a daily basis, but compounded monthly, after as well as before any judgment for it or the liquidation of the paying Party, at the Prescribed Rate from the due date until the date of actual payment (both dates inclusive). That interest will be paid by the payer on demand to the person entitled to payment.

13.5	The Seller undertakes the obligation to settle any amount of withholding Tax that may arise as a consequence of transfer of Shares to the Buyer as contemplated under this Agreement

14.	EFFECT OF COMPLETION

The terms (including the obligations, provisions, covenants, indemnities, Warranties and other undertakings and assurances) of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force and effect after and notwithstanding Completion.

15.	FURTHER ASSURANCES

Each Party shall (and shall use all reasonable endeavours to procure that any necessary third Party shall) promptly execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

16.	ENTIRE AGREEMENT

Each Party on behalf of itself and as agent for each member of its Group acknowledges and agrees with each other Party (each such Party acting on behalf of itself and as agent for each member of its Group) that:

(a)	the Transaction Documents constitute the entire and only agreement between the Parties and their respective Group relating to the subject matter of the Transaction Documents;

(b)	neither it nor any of its Group has been induced to enter into any Transaction Document in reliance upon, nor has any Party been given, any warranty, representation, statement,

assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each members of its Group) unconditionally and irrevocably waives any claims, rights or remedies which, but for this clause 16(b), any of them might otherwise have had in relation thereto;

(c)

the only remedies available to it in respect of the Transaction Documents are damages for breach of contract and, for the avoidance of doubt, it has no right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

provided that the provisions of this clause 16 shall not exclude any liability which any of the Parties or, where appropriate, any member of their Group would otherwise have to any other Party or, where appropriate, to any other Party’s Group or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

17.	VARIATIONS

This Agreement may be varied only by a document signed by or for and on behalf of each of the Seller and the Buyer.

18.	WAIVER

18.1

A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

18.2

No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Party (or Parties) that are not in breach.

18.4

The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law (except, for the avoidance of doubt, to the extent expressly excluded by this Agreement).

19.	INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way and the Parties shall use all reasonable endeavours to replace it in that respect with a valid, legal and enforceable substitute provision to the effect of which is as close to its intended effect as possible.

20.	NOTICES

20.1

Any notice, demand or other communication to be given or made under or in connection with the matters contemplated by this Agreement shall be in writing (which excludes fax ) and shall be delivered by hand or by courier or registered post or air mail or email to the relevant Party as follows:

In case of Buyer
Attention:	[***]
Address:	[***]
Email:	[***]

In case of Seller
Attention:	[***]
Address:	[***]
Email:	[***]and shall be deemed to have been duly given or made as follows:

(a)	if delivered by hand, registered post or by courier, upon delivery at the address of the relevant Party; and

(b)

if sent by air mail, five Business Days after the date of posting, provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

20.2

A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee, address or party and address to whom any copy of a notice or other communication is to be sent for the purposes of clause 20.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

21.	COUNTERPARTS

21.1

This Agreement may be executed in any number of counterparts each of which, when executed by one or more of the Parties to this Agreement, shall constitute an original but all of which together shall constitute one and the same Agreement. Any Party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all Parties.

21.2

Delivery of an executed signature page of a counterpart in AdobeTM Portable Document Format (PDF) sent by email shall take effect as delivery of an executed counterpart of this Agreement. Without prejudice to the validity of such agreement, each Party shall provide the others with the original of such page as soon as reasonably practicable thereafter.

22.	GOVERNING LAW AND JURISDICTION

22.1

This Agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with Luxembourg law (excluding its conflict of law provisions).

22.2

Each Party to this Agreement irrevocably agrees that any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the court of the District of Luxembourg (tribunal d’arrondissement de et à Luxembourg) which shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in any way relate to this Agreement or its formation (respectively, “Proceedings” and “Disputes”) and, for these purposes, each Party irrevocably submits to the jurisdiction of the court of the District of Luxembourg (tribunal d’arrondissement de et à Luxembourg).

22.3

Each Party irrevocably waives any objection which it might at any time have to the court of the District of Luxembourg (tribunal d’arrondissement de et à Luxembourg) being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the court of the District of Luxembourg (tribunal d’arrondissement de et à Luxembourg) is not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 22 shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

AS WITNESS whereof this Agreement has been executed on the date first above written.

SCHEDULE 1

Particulars Relating To The Company

Name	European Solar Energy Development JV

Registered Number	B251968

Country of incorporation:	Grand Duchy of Luxembourg

Date of incorporation	2/3/2021

Issued share capital:	[***]

Registered holder of the Shares	Seller

Managers:	[***]

Auditors:	N/A

Accounting reference date:	The Company’s financial year ends every 31 December

Registered Office:	16A Avenue de la Liberté, 1930 Luxembourg

Encumbrances:	N/A

SCHEDULE 2

The Warranties

1.	THE COMPANY, THE TARGETS AND THE SHARES

1.1	Incorporation and existence and residence in Luxembourg, France, Poland, Spain and the UK

(a)

The Company and Targets are incorporated each as private limited liability companies with unlimited duration duly organised and validly existing under the applicable laws of the jurisdictions of their incorporation, respectively, and have been in continuous existence since incorporation.

(b)

Since the Company and the Targets’ incorporation, (i) the Company and the Targets’ registered office, principal establishment, place of effective management, central place of administration and centre of main interests is located in the country of their incorporation, respectively, and (ii) the Company and Targets have been (and are being) managed in the country of their incorporation, no management decisions have been taken from a foreign jurisdiction and all key agreements binding the Targets have been signed in the country of their incorporation.

(c)	Since the Company and the Targets’ incorporation, they have complied with the provisions of the applicable laws governing the domiciliation of companies.

1.2	The Shares

(a)

No person has, or has claimed to be entitled, to an Encumbrance in relation to any of the shares of the Targets held by the Company and shares of the Seller or the shares of the Company, respectively, are not under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of, or grant any right or other interest in respect of, any of the shares or any interest therein to any person.

(b)

Save for this Agreement, the documents Disclosed to the Buyer in the Data Room and apart from the Targets incorporated in Spain, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the Company including the Targets incorporated in France, Poland and UK (including an option or right of pre-emption or conversion).

(c)	The shares which represent the entire issued share capital of the Targets have been validly issued.

1.3	The Company

(a)	The information set out in Schedule 1 is true, accurate and not misleading.

(b)	The Company has the right, power and authority to conduct its business and affairs as they are currently conducted.

(c)	The Company has not appointed any advisory committee.

1.4	The Targets

(a)	The information set out in this agreement in respect of the Targets are true, accurate and not misleading.

(b)	The Targets have the right, power and authority to conduct their business and affairs as they are currently conducted.

(c)	The Targets have not appointed any advisory committee.

1.5	The Targets

The Company will directly own by Completion the shares and ownership interests in the companies listed in schedule 3.

The Company does not directly own the shares and ownership interests in any companies, undertakings or legal entities other than the Targets mentioned in this clause or otherwise have any interest of any nature in any shares, debentures or other securities issued by any company, undertaking or legal entity.

2.	CONSTITUTION

2.1	Constitutional Documents

The articles of association of the Targets and the Company delivered to Buyer are true and complete and set out in full the rights and restrictions attaching to the Targets’ share capital.

2.2	Powers of Attorney

The Company have not executed any power of attorney which remains in force or conferred on any person (other than its managers and officers) any authority to enter into any contract, agreement, instrument or arrangement on its behalf or otherwise act on its behalf.

2.3	Resolutions, Statutory Books and Filings

(a)

All resolutions and decisions taken by the Targets’ and Company’s board of managers and the Targets’ and Company’s shareholders have been duly, properly and validly taken in accordance with Applicable Laws.

(b)

The statutory books, registers and records of the Targets and the Company have been kept up-to-date and contain in all material respects an accurate record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)	All returns, particulars, resolutions, accounts and documents required by Applicable Laws to be filed with the relevant corporate registries in respect of the Targets and the Company have been filed.

(d)

The articles of association of the Targets and the Company provided to the Buyer on or before Completion are an exact copy of the latest version thereof as published in the relevant corporate registries and have incorporated in them all resolutions passed prior to the date of this agreement which are required by Applicable Laws to be so incorporated.

(e)

All books, registers and records of the Targets and Company are in the Targets’ and/or Company’s possession or otherwise under its control and kept in accordance with Applicable Laws at the respective registered office.

3.	ACCOUNTS

3.1	General

(a)	The Accounts do not materially misstate:

(i)the assets, liabilities, financial position and state of affairs at the Accounts Date; and

(ii)the profits and losses for the period ended on the Accounts Date; of the Targets or the Company.

(b)	The Accounts have been prepared in accordance with applicable legislation and in accordance with GAAP mandatory for adoption at the Accounts Date.

3.2	The Accounts have been prepared on a basis consistent with the unaudited financial statements of the Targets and the Company for the preceding financial year.

3.3

There are no actual or contingent liabilities of the Targets and the Company except for (i) liabilities disclosed or provided for in the Accounts, (ii) liabilities incurred in the ordinary and usual course of business since the Accounts Date or (iii) liabilities disclosed elsewhere in this Agreement.

4.	CHANGES SINCE THE ACCOUNTS DATE

4.1	General

Since the Accounts Date the Targets and the Company have carried on their respective business in the ordinary and usual course, and the Targets and the Company have not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading.

4.2	Specific

Since the Accounts Date:

(a)	the Targets or the Company have not, other than in the ordinary course of trading:

(i)disposed of, or agreed to dispose of, an asset or assets;

(ii)acquired, or agreed to acquire, an asset or assets; or

(iii)assumed or incurred, or agreed to assume or incur, a liability, obligation, Indebtedness, commitment or expense (whether actual or contingent);

(b)

the Targets and the Company have not, in respect of the last accounting periods, declared, authorised or paid any dividend or made any other distribution, including from the Company’s capital contribution account (account 115 of the Luxembourg Chart of Accounts) and/or from the Company’s share premium account (account 111 of the Luxembourg Chart of Accounts);

(c)	no borrowings or Indebtedness have been repaid in advance of their stated maturity;

(d)	the Targets and the Company have not incurred and will not incur any borrowing or Indebtedness other than under the Debt or pursuant to the Buyer’s Funding;

(e)

there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively of the Targets or the Company;

(f)

no debtor of the Targets or the Company has been released on terms that it pays less than the book value of its debt and no debt owing to the Targets have been deferred, subordinated or written off or has proved to any extent irrecoverable;

(g)	no resolution of the shareholders of the Targets or the Company has been passed;

(h)

the Targets or the Company have not issued, repaid, purchased or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things; and

(i)

there has been no change, effect, event or occurrence which has had a material adverse effect on the financial condition (including the cash flow of the Targets or the Company) or results of operations of the Targets or the Company.

5.	ASSETS

5.1	The Targets and the Company have no assets other than (a) the Projects, (b) their rights as owners of the relevant Projects and (c) any other assets set out in the Accounts (together the “Assets”).

5.2

The Assets comprise all rights, properties, assets, facilities and services which are necessary for the Targets to carry on their business substantially in the manner in which it is carried on as at the date of this Agreement and was carried on in the 6 months prior to the date of this Agreement.

5.3	All of the Assets are the absolute legal and beneficial property of the Targets or the Company and are free from Encumbrances.

6.	LIABILITIES

6.1	Borrowings

(a)

The Debt pursuant to the Existing Shareholder Loan Agreement does not exceed the limits of the applicable facilities and the total amount borrowed by the Company or the Targets from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

(b)

The Company and the Targets have no Indebtedness except pursuant to the Existing Shareholder Loan Agreement and the Targets have not agreed to create or incur any other such overdrafts, loans or other financial facilities or any other Indebtedness in the nature of borrowings.

(c)	The Company or the Targets have not lent any money which is due to be repaid and as at the date of this agreement has not been repaid to it.

(d)	There are no off-balance sheet commitments of the Company or the Targets.

6.2	Encumbrances

The Company and the Targets have not created nor has it agreed to create, and nor is there subsisting, any Encumbrance over all or any of its property (including the Projects), assets, undertaking, goodwill, reserves or share capital (including the Shares and Ordinary Shares).

6.3	Guarantees and Indemnities

The Company or the Targets are not a party to or liable under a guarantee, indemnity or other agreement or arrangement to provide surety or incur a financial or other obligation in relation to another person’s obligation or liability, other than Disclosed to the Buyer in the Data Room.

6.4	Events of Default

No event has occurred or is subsisting or been alleged or is likely to arise which:

(a)

constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under an agreement relating to borrowing or Indebtedness in respect of the Company or the Targets;

(b)

will lead to an Encumbrance constituted or created in connection with borrowing or Indebtedness, a guarantee, an indemnity, suretyship or other obligation becoming enforceable (or will do so with the giving of notice or lapse of time or both); or

(c)

with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which the each of the Company or the Targets are a party or by which they or any of their properties, revenues or assets is bound.

7.	INSURANCE

7.1	Insurance Policies

(a)	The Insurance Policies comprise all policies of insurance in respect of which the Targets and/or the Company have a right or interest.

(b)

The Insurance Policies will be made valid and enforceable without any circumstances which might make any of the Insurance Policies void or voidable or enable the insurer to refuse payment of all or part of any claim under the Insurance Policies.

(c)	All premiums due and payable on the Insurance Policies will be paid diligently.

7.2	Claims

To the best knowledge of the Seller, no claim is outstanding under any of the Insurance Policies and no matter has occurred which (a) requires notification under any of the Insurance Policies and/or (b) is likely to give rise to such a notification or claim.

8.	CONTRACTS

8.1

The Company and the Targets have not entered into any contracts, commitments or agreements other than the ones which have been Disclosed to the Buyer in the Data Room (together the “Material Contracts” and each a “Material Contract”).

8.2

Neither the Company nor the Targets nor any party with whom the Company and/or the Targets have entered into a Material Contract has given notice of its intention to terminate or has sought to repudiate or disclaim, such Material Contract. For avoidance of any doubt, this clause does not refer to low-value ordinary contracts entered into by the Company or the Targets in the course of ordinary business.

8.3	Each Material Contract is in full force and effect and constitutes valid, binding and enforceable obligations on the Targets and the other party (or parties) to the Material Contract.

8.4	The Company or the Targets are not in material default under nor has it committed any material breach (which has not been substantially remedied) of any of the terms of any Material Contract.

9.	LITIGATION

9.1

The Company or the Targets are not involved, in a civil, criminal, arbitration, administrative or other proceeding, investigation, adjudication or inquiry in any jurisdiction, other than typical proceedings in the ordinary business development phase. No civil, criminal, arbitration, administrative or other proceeding, investigation, adjudication or inquiry in any jurisdiction is pending or threatened by or against the Targets.

9.2

The best knowledge of the Seller, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding, investigation, adjudication or inquiry in any jurisdiction involving the Company or the Targets.

9.3

There is no outstanding judgment, investigation, inquiry, order, decree, arbitral award or decision of a court, tribunal, arbitrator, adjudicator or governmental agency in any jurisdiction against the Company or the Targets.

10.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company or the Targets a finder’s fee, brokerage or commission in connection with this agreement or anything in it and the Targets are not liable to pay any sum whatsoever to any of its managers, employees, agents or advisers in connection with, or as a result of, the sale of the Shares or the Transaction.

11.	INSOLVENCY OR REORGANISATION AND WINDING-UP

11.1

No Insolvency Proceedings or Reorganisation and Winding-up have occurred in relation to the Company or the Targets or (if applicable) any part of its assets or undertaking including no order having been made or meeting convened or resolution passed or petition presented for its winding-up, dissolution, re-organisation, for a provisional liquidator to be appointed in respect of it or for any other Insolvency Proceedings or Reorganisation and Winding-up and no event of an equivalent or comparable process has occurred in relation to it in any jurisdiction and no circumstances exist which might give rise to the foregoing.

11.2

The Company or the Targets are not in administration and no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administration (including the making of an administration order and/or the petitioning for such an order) in respect of the Company or the Targets and no event of an equivalent or comparable process has occurred in relation to it in any jurisdiction and no circumstances exist which might give rise to the foregoing.

11.3

No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company or the Targets nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the Targets are managed by a person appointed for the purpose by a court, governmental agency or similar body).

11.4	The Company or the Targets have never been unable to pay its debt as they fall due, nor has it failed to pay its debts when due.

12.	TAXATION

Accounts

12.1

All liabilities, whether actual, deferred, continent or disputed, of the Company or the Targets for Tax measured by reference to income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are provided for or (as appropriate) disclosed in the Accounts and the amount of any Tax asset shown in the Accounts does not exceed the amount actually available. All other warranties relating to specific Tax matters set out in this paragraph 12 of this Schedule are made without prejudice to the generality of this paragraph.

Payment of Tax

12.2

The Company or the Targets duly paid in all material respects Tax to the extent that the same ought to have been paid and are not liable nor have it ever been liable to pay any material penalty or material amounts of interest in connection therewith.

Position since Accounts Date

12.3

Since the Accounts Date the Company or the Targets have not been involved in any transaction which has given or may give rise to a liability to Tax on the Targets respectively (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Targets arising from transactions entered into by it in the ordinary course of business.

Tax returns etc.

12.4	The Company or the Targets have made all returns and supplied all information and given all notices to the relevant Taxation Authority as reasonably requested or required by law within any requisite period and has maintained all records required to be maintained for Tax purposes. All such returns and information and notices are correct and accurate in all material respects.

Disputes, investigations

12.5

The Company or the Targets are not involved in any current dispute with any Taxation Authority nor is or has ever been the subject of any investigation, non-routine enquiry or audit or non-routine visit by any Taxation Authority. In relation to the Company or the Targets there is no planned investigation or non-routine enquiry, or audit or non-routine visit by any Taxation Authority.

Rulings etc.

12.6

No transaction in respect of which any consent, ruling, confirmation or clearance (each a “Ruling”) was required or sought from any Taxation Authority has been entered into or carried out by the Targets or the Company without such Ruling having first been lawfully and validly obtained for the transaction carried out.

Tax avoidance

12.7

The Company or the Targets have not been engaged in, or been a party to, any transaction or series of transactions of which the main purposes, or one of the main purposes, was the avoidance of or unlawful deferral of any Tax.

Special arrangements

12.8

No Taxation Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Company or the Targets’ affairs.

Deemed disposal etc. of assets and liabilities

12.9

The implementation of the transactions contemplated by this Agreement will not give rise to any deemed disposal or realisation by the Company or the Targets of any asset or liability for any Tax purpose.

Investment intention

12.10	The Company or the Targets hold each Project on investment account for Tax purposes and not for any trading purposes.

Tax groups and consolidations

12.11

The Company or the Targets are not, nor has it ever been, nor has it at any time conducted their affairs on the basis that they are, a member of any group for any Tax purpose, nor have the Targets formed part of any fiscal unity or Tax consolidation arrangement between two or more companies the effect of which is to treat those companies as a single entity for any Tax purpose.

Maintenance of register

12.12	The Company or the Targets’ register of members are not, nor have they ever been, maintained outside of country of their incorporation, respectively.

DAC6

12.13

The Company and the Targets have in place such procedures as it is reasonable in all the circumstances to expect it to have (taking into account any relevant guidance published by a Taxation Authority) for the purposes of capturing information which is or is reasonably likely to be required to be provided to a Taxation Authority, and has timely made any reports required to be made to a Taxation Authority prior to the date of this Agreement, in each case pursuant to Council Directive 2011/16/EU (as amended by Council Directive 2018/822/EU).

Residence/permanent establishment

12.14

The Company or the Targets are and have at all times been resident in their country of incorporation for Tax purposes and are not and have not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation agreement). The Targets are not nor have they ever been subject to Tax in any jurisdiction other than their place of incorporation by virtue of having a permanent establishment in that jurisdiction.

Transfer Pricing

12.15	All transactions entered into by the Targets or the Company are and have been on arm’s length terms.

Stamp taxes

12.16

All documents which establish or are necessary to establish the title of the Company or the Targets to any asset, or by virtue of which the Targets have any right, have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid.

VAT

12.17	The Company and the Targets are duly registered in their country of their incorporation, respectively, for the purposes of VAT.

12.18	The Company and the Targets have complied with and observed in all material respects the terms of all applicable VAT legislation.

12.19	The Company and the Targets are not and have never been a member of a VAT group.

13.	EMPLOYEES

13.1	The Company and the Targets do not have, and have never had, any employees nor have the Targets made an offer of employment, and no-one has the right to demand employment from the Targets.

13.2

The Company and the Targets have not been party to nor do they have any liability to contribute or make any payment to, either now or in the future, any pension or employee benefit or employee incentive arrangements (including any under which benefits of any kind are payable to or in respect of any person on retirement, redundancy, death or disability or on the attainment of a specified age or on the completion of a specified number of years in service).

13.3	No person is exclusively or predominantly employed for or at any of the Projects.

14.	PROJECTS

14.1	General

(a)	The Projects include all of the land and buildings owned, occupied or otherwise used by the Targets whether in the France, United Kingdom, Spain or Poland or elsewhere.

(b)

The Company and Targets do not have any estate, interest, title or right (including any right of ownership, right of use, option, right of pre-emption or of first refusal or other contractual right) or contractual obligation in respect of any project, land or buildings other than the Projects.

14.2	Project Information

(a)	The particulars of the Projects set out in schedule 3 are true, complete and accurate according to the development status and with exemption of findings Disclosed to the Buyer in the Data Room.

14.3	Title

(a)	The company and the Targets have the right to own, occupy or otherwise use of the Projects as set out in schedule 3 as well as the real-estates and the other properties related to the Projects.

(b)

There are no circumstances which are likely to render any transaction affecting the title of the Company or the Targets to the Projects liable to be set aside under the insolvency rules or any equivalent or similar applicable laws.

14.4	Encumbrances

(a)

With exemption shown in the documents Disclosed to the Buyer in the Data Room, the Projects are free from any Encumbrance or rent charge securing the repayment of monies or any other obligation or liability (whether of the Company or the Targets or of any other person) and from any agreement to create the same. No person has claimed to be entitled to any such Encumbrance or rent charge.

(b)

The Projects are not subject to any agreement for sale, option to acquire, right of pre-emption or right of first refusal other than in the agreements with the development partners Disclosed to the Buyer in the Data Room.

14.5	The Company or the Targets are in possession of the Projects and are the owner and user according to the information in the schedule 3.

14.6	Disputes relating to the Projects

To the best knowledge of the Seller, there are no outstanding demands or disputes, claims or proceedings relating to the Projects or their ownership, occupation or use (including any relating to the exercise of any easement or right benefiting or burdening the Projects or to the means of access and conduct to the Projects) and none are pending or threatened. There are no circumstances which are likely to give rise to any such demands, disputes, claims or proceedings.

14.7	Development matters

(a)	All development carried out in relation to Projects has been lawful and compliance is being (and has been made) with the necessary consents and permissions obtained for that development.

(b)

No planning contravention notice, breaches of condition notices, enforcement notices or stop notices have been issued by any Authority in respect of the Projects, nor has any other enforcement action (including the exercise of any right of entry) been taken by any such Authority. There are no circumstances which are likely to lead to the same except for those Disclosed to the Buyer in the Data Room.

14.8	Occupational Agreements

(a)	The Occupational Agreements are in full force and effect.

(b)	There are no material or persistent breaches of the Tenant’s covenants or any of the conditions in the Occupational Agreements.

(c)	Save for the approvals, there are no collateral agreements, undertakings, waivers or concessions which are binding in relation to the Occupational Agreements.

(d)	There are no outstanding notices (whether served by or on behalf of the Targets) of any other nature in relation to any of the Occupational Agreements.

14.9	Environmental

(a)	In this paragraph 14.8:

“Environment” means all and any living organisms or ecosystems, the media of air (including air within buildings, other man-made structures and natural structures above or below ground), water and land (including buildings and other man-made structures above or below ground);

“Environmental Laws” means all applicable laws, notices, regulatory codes of practice, circulars, guidance notes and equivalent controls which:

a)have as a purpose or effect the protection of, or prevention of harm to, human health or the Environment;

b)relate to health and safety or compensation for harm; or

relate to the generation, transportation, storage, treatment, use or disposal of any Hazardous Substance;

“Environment Reports” means:

In relation to Projects, any and all existing reports Disclosed to the Buyer in the Data Room.

“Hazardous Substance” means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, whether alone or in combination, which:

a)is capable of causing harm to or having a deleterious effect on the Environment;

b)is capable of being a nuisance;

c)is a controlled, special, hazardous, polluting, toxic or dangerous substance or waste; or

d)restricts or makes more costly the use, development, ownership or occupation of the Properties.

If not otherwise stated in this Clause, the Seller and the Company undertake that this clause 14.9 of schedule 2 shall be true and complied in respect of the Targets at the Ready-to-Build phase.

(b)	Compliance with Environmental Laws

(i)As of Completion, the Company and the Targets and their officers, agents and employees have complied with (or as the case may be) is complying with, and have not caused any liabilities to arise under Environmental Laws, other than the ones Disclosed to the Buyer in the Data Room or otherwise made known to the Buyer before the date of this Agreement.

(ii)The Company is not subject to or affected by any judgment, order, ruling or decision of any Authority which relates to Environmental Laws as of Completion;

(iii)The Targets will not be subject to or affected by any judgment, order, ruling or decision of any Authority which relates to Environmental Laws as of Ready-to- Build phase.

(c)	Environmental disputes

(i)As of the signing of this Agreement there are no, and in the last three years have not been, any actual, pending or threatened disputes, claims, legal actions, proceedings, suits, litigation, prosecution, arbitration or any other form of alternative dispute resolution against or involving the Company arising from or relating to Environmental Laws.

(ii)As of Ready-to-Build phase there will be no any actual, pending or threatened disputes, claims, legal actions, proceedings, suits, litigation, prosecution, arbitration or any other form of alternative dispute resolution against or involving the Targets arising from or relating to Environmental Laws.

(iii)As of the signing of this Agreement, the Company has not:

(A)received any fixed or variable monetary penalty; or

(B)entered into any enforcement undertaking,

relating to Environmental Laws.

(iv)As of Ready-to-Build phase, the Targets will not:

(A)received any fixed or variable monetary penalty; or

(B)entered into any enforcement undertaking,

relating to Environmental Laws.

(d)	Environmental Reports

The Environmental Reports are the only environmental reports pertaining to the Projects in the possession or under the control of the Seller or the Targets. All necessary steps to comply with the recommendations contained in them have been noted and will be completed as of Ready-to-Build phase.

(e)	Other liabilities

(i)The condition of any properties formerly in the ownership, occupation or use of the Company, or the Targets as of the Ready-to-Build phase, are not such that costs for any investigation, remediation or other works which could be required under Environmental Laws could be recovered, respectively, other than Disclosed to the Buyer in the Data Room.

(ii)The Company have not given, or the Targets will not give as of the Ready-to- Build phase, any covenant, warranty, undertaking, representation, indemnity or similar provision entailing liability (actual or potential) because of any adverse condition relating to the Environment or any breach of Environmental Laws.

(iii)There will be no environmental taxes or fees for which the Targets are liable as of Ready-to-Build phase.

15.	DATA PROTECTION

15.1	The Company or the Targets comply, and have complied with, with all applicable data protection laws in all material respects.

15.2	Neither the Seller nor the Company or the Targets have received any notice or allegation that the Company or the Targets have not complied with any applicable data protection laws.

16.	COMPLIANCE WITH LAWS AND CONDUCT OF BUSINESS

16.1

The Company and the Targets have obtained all Permits required for carrying on their business effectively in the places and in the manner in which it is carried on at the date of this agreement and in accordance with all Applicable Laws, in each case in all material respects.

16.2

The Company or the Targets have conducted their business and corporate affairs in accordance with their memorandum and articles of association, by-laws or other equivalent constitutional documents and in all material respects in accordance with Applicable Laws.

16.3

The activities of the Targets consist exclusively of the ownership and operation of solar plants and storage installations. The Targets have not carried out any other business than to acquire, own, transfer, manage and develop solar and storage.

17.	BANK ACCOUNTS

17.1	The Targets have no bank accounts other than the following ones:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***].

17.2	The Company has no bank accounts other than [***].

SCHEDULE 3

The Projects

[***]

SCHEDULE 4

CONDITIONS FOR CLOSING

PART 1

The conditions precedent for Closing will be as follows:

A.	Due diligence of the Buyer in respect of the Targets and the Projects, including all related assets;

B.	Board resolutions of the Company in the agreed form:

(i)acknowledging and approving the transfer of the Shares from the Seller to the Buyer as contemplated by this agreement;

(ii)acknowledging that the transfer of the Shares from the Seller to the Buyer as contemplated by this agreement has been or will be approved by the Seller in accordance with, and for the purposes of, article 710-12 of the Luxembourg Company Law;

(iii)upon confirmation that the Completion Payment has been paid, authorising any manager of the Company to record the transfer of the Shares from the Seller to the Buyer as contemplated by this agreement in the shareholders register (registre des associés) of the Company, and to sign the shareholders register (registre des associés) of the Company to that effect;

(iv)authorising the current and future managers of the Company to undertake the necessary steps to inform the relevant Taxation Authority of the transfer of the Shares following Completion; and

C.	Shareholder resolutions of the Company in the agreed form:

(i)approving the transfer of the Shares from the Seller to the Buyer as contemplated by this agreement and approving the Buyer as new shareholder of the Company in accordance with, and for the purposes of, article 710-12 of the Luxembourg Company Law, and with effect as of the Completion Date; and

(ii)appointing Pierre-Antoine Machelon as class A manager of the Company and Philippe Richelle as class B manager of the Company with effect as of Completion; and

(iii)appointing Christophe Duplay as class B manager of the Company with effect as of Completion.

D.The resolution on change of the articles of association of the Company

E.Original counterpart of the Share Purchase Agreement notarised by the Seller, the Buyer and the Company;

F.Original documentation of the Buyer SHL Acquisition signed by the Seller, the Buyer and the Company;

PART 2

Conditions Precedents to be met before Closing

Documentation
1	Issuance by the Company and subscribtion of convertible bonds by Eiffel to repay ReneSola’s existing shareholder loan
2	Issuance by the Company and subscribtion of convertible bonds by Eiffel related to “Buyer’s funding” (or at least documentation in agreed form)
JV Budget
3	Satisfactory review by the Buyer of the Development Service Agreement (DSA) between the Company and ReneSola New Energy S.à.r.l
Local JV Agreements
4	All countries: Satisfactory review by the Buyer of agreements related to the transfer/sale of all Targets and Projects below the Company
5	All countries: Obtention of the consents from the co-developers for the transfer of the Targets to the Company and acquisition by Eiffel of [***]% of the Company
6	[***]
7	[***]
Project LDD
8	[***]
9	[***]
10	[***]
11	[***]

[***]

SCHEDULE 5

DATA ROOM INDEX

[***]

SCHEDULE 6

DEVELOPMENT MATRIX AND PAYMENT MILESTONES

[***]

PAYMENT MILESTONES

Spain
1	Land lease / purchase negotiations closed (private agreements)
2	Grid connection conditions agreed and payment closed (guarantee / deposits)
3	All environmental permits, administrative and construction permits, generation license granted

Poland
1	Grid connection application and deposit made
2	Grid connection lines easements secured
3	RtB w/o tariff: prequalified for auction

France
1	Land lease promise / purchase signed (private agreements)
2	PRAC received
3	All necessary studies completed and building permit submitted
4	Ready-to-Build without tariff
5	Ready-to-Build with tariff

UK
1	Grid connection offer obtained
2	All necessary studies completed and ready for submission to council
3	Ready-to-Build: Planning approval obtained and judicial review period lapsed, if any and (ii) land lease / purchase negotiations closed (private agreements)

Signed by Josef Kastner for and on behalf of Company	/s/ Josef Kastner

Signed by Ke Chen for and on behalf of Seller	/s/ Ke Chen

Signed by Fabrice Dumonteil for and on behalf of Buyer	/s/ Fabrice Dumonteil